As filed with the Securities and Exchange Commission on July 26, 2000

                                        Registration No. 333-39334

                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549


                        -----------------------------
                                 FORM S-3/A
                              Amendment No. One
                        Registration Statement Under
                         THE SECURITIES ACT OF 1933
                        -----------------------------



                              RENTECH, INC.
           (Exact name of Registrant as specified in charter)

              Colorado                                       84-0957421
(State or other jurisdiction of                        (I.R.S. Employer
 Incorporation or organization)                     Identification No.)

                          1331 17th Street, Suite 720
                             Denver, Colorado 80202
                                (303) 298-8008

(Address, including zip code and telephone number, including area code, of registrant's principal executive offices of business)

                          -------------------------

                             Dennis L. Yakobson
                     President and Chief Executive Officer
                                Rentech, Inc.
                           1331 17th St. Suite 720
                           Denver, Colorado  80202
                               (303) 298-8008
          (Name, address and telephone number of agent for service)


                                  Copies to:

                            Loren L. Mall, Esq.
                           Brega & Winters P.C.
                      1700 Lincoln Street, Suite 2222
                          Denver, Colorado  80203
                               (303) 866-9404

                             --------------------


       Approximate date of commencement of proposed sale to the public:
From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the
following box.  [   ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.  [   ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.  [   ]

     If delivery of the prospectus is expected to be made pursuant to Rule
434, please check the following box.  [   ]

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date or dates as the Commission, acting pursuant to said Section 8(a), may determine.

                          -------------------------

                           CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------
Title and                          Proposed      Proposed
Class of                           Maximum       Maximum
Securities      Amount             Offering      Aggregate         Amount of
to be           to be              Price Per     Offering          Registration
Registered      Registered(1)      Unit(2)       Price             Fee
------------    -------------      ---------     -----------       ------------

Common Stock    8,805,560(3)(4)    $1.5625       $13,758,687.50    $4,983.93(5)

Total           8,805,560(3)(4)    $1.5625       $13,758,687.50    $4,983.93(5)
------------------------------------------------------------------------------

<F1>        Subject to adjustment pursuant to the anti-dilution provisions of the securities being registered on this Form, as allowed by Rule 416.
<F2>        Estimated solely for the purpose of calculating the registration fee pursuant to
            Rule 457(c) under the Securities Act of 1933, as amended, and based on average of the high and low sales prices quoted on AMEX on July 25, 2000, within five days of the filing date.
<F3>        Includes 930,000 shares of common stock to be issued  upon exercise of stock options and stock purchase warrants.
<F4>        This Amendment No. One includes the addition of 1,825,000 more shares of common stock.  Fees in the amount of $4,231.11 were previously paid for this filing.
<F5>        Additional fees of $752.82 have been paid for the additional 1,825,000 shares included in this Amendment No. One.

                       Subject to Completion, Dated July 26, 2000

  P R O S P E C T U S

                                RENTECH, INC.


                                8,805,560 Shares
                                  Common Stock

       We are an alternative fuels and energy company headquartered in Denver, Colorado. Our technology converts gases derived from carbon-bearing materials, either natural gas or liquids or solids, into synthetic liquid hydrocarbons (gas-to-liquids or GTL Technology). The products include clean-burning diesel fuel, naphthas used for making gasoline and certain petrochemicals, and specialty products such as petroleum waxes, petrochemical feedstocks and synthetic lubricant base oils.

       Trades of our common stock are reported on the American Stock Exchange under the symbol RTK.

       The selling shareholders identified in this prospectus are offering 6,805,560 shares for sale, and Rentech may offer 2,000,0000 shares for sale from time to time at prices and on terms to be determined at the time of a sale or sales. Certain additional terms of the sale of shares by Rentech, including, where applicable, the names of its underwriters, dealers or agents, the public offering price, the proceeds to Rentech from such sale, and any applicable commissions, discounts and other items constituting compensation to such underwriters, dealers or agents, will (unless otherwise set forth under the heading "Plan of Distribution") be set forth in a prospectus supplement.

                            ------------------

                YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS
        BEGINNING ON PAGE 13 BEFORE  MAKING AN INVESTMENT IN OUR COMPANY

                            ------------------


       Neither the Securities and Exchange Commission nor any state securities commission has approved our common stock or determined that this prospectus is accurate or complete. Any representation to he contrary is a criminal offense.


                            ____________________, 2000

                              TABLE OF CONTENTS
                                                                    Page
                                                                    ----
  About this Prospectus . . . . . . . . . . . . . . . . . . . . . .    4
  Where You Can Find More Information . . . . . . . . . . . . . . .    5
  Note of Caution Regarding Forward-Looking Statements  . . . . . .    6
  Description of the Company  . . . . . . . . . . . . . . . . . . .    7
     --The Company  . . . . . . . . . . . . . . . . . . . . . . . .    7
     --The Rentech GTL Technology . . . . . . . . . . . . . . . . .    8
     --Business Strategy  . . . . . . . . . . . . . . . . . . . . .    8
     --New Developments . . . . . . . . . . . . . . . . . . . . . .   11
     --Other Businesses . . . . . . . . . . . . . . . . . . . . . .   11
          ----OKON, Inc . . . . . . . . . . . . . . . . . . . . . .   11
          ----Petroleum Mud Logging, Inc.   . . . . . . . . . . . .   12
          ----ITN Energy Systems, Inc.  . . . . . . . . . . . . . .   12
          ----Global Solar Energy LLC   . . . . . . . . . . . . . .   12
          ----ITN Electronic Substrates LLC . . . . . . . . . . . .   13
     --Executive Officers . . . . . . . . . . . . . . . . . . . . .   13
  Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . .   13
  Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . .   20
  Selling Shareholders  . . . . . . . . . . . . . . . . . . . . . .   21
  Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . .   23
  Description of Common Stock and Preferred Stock . . . . . . . . .   27
  Legal Opinion . . . . . . . . . . . . . . . . . . . . . . . . . .   29
  Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29


                            ABOUT THIS PROSPECTUS

       This prospectus may be used by our shareholders identified under the heading "SELLING SHAREHOLDERS" with their sale of shares of common stock which they own or acquire from us by the exercise of stock options or stock warrants and by Rentech for the sales of its shares subject to this prospectus. The Selling Shareholders or their transferees may also sell their shares of common stock by complying with Rule 144 or Rule 144A adopted by the Securities and Exchange Commission (SEC) under the Securities Act of 1933 if the requirements of those rules have been satisfied.

       The Selling Shareholders will receive all of the proceeds from their sales of common stock. Rentech will receive the proceeds from sales of shares made by it, as well as any proceeds from the exercise of its stock options and stock purchase warrants.

       This prospectus provides you with a general description of our Company and of our common stock. You should carefully read this prospectus and the documents referred to in this prospectus under the heading "WHERE YOU CAN FIND MORE INFORMATION."

       You should rely only on the information provided in this prospectus or incorporated into this prospectus by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate after the date of this prospectus.

                     WHERE YOU CAN FIND MORE INFORMATION

       We have filed a registration statement with the SEC relating to sales of the shares of common stock identified in this prospectus. This prospectus is part of that registration statement, but the registration statement also contains additional information and exhibits. We also file proxy statements, annual, quarterly and special reports and other information with the SEC. You may read and copy (upon the payment of fees charges by the SEC) any document that we file with the SEC at its public reference rooms in Washington, D.C. (450 Fifth Street, N.W., Washington, D.C. 20549), New York, New York (7 World Trade Center, Suite 300, New York, New York 10048), and Chicago (500 West Madison Street, Suite 1400, Chicago, Illinois 60661). You may call the SEC at 1 (800) SEC-0330 for further information about the public reference rooms. Our filings are also available at the SEC's website at http://www.sec.gov. Our Internet address is http://www.rentechinc.com.

       The SEC allows us to incorporate documents in this prospectus by reference. This means that we can disclose important business, financial and other information in our SEC filings by referring you to the documents containing such information. All information incorporated by reference is part of this prospectus until it is updated by future filings with the SEC. Those future filings are considered to automatically update this prospectus.

       We incorporate by reference into this prospectus the documents listed in the following table:

  Our SEC Filings                      Period
  ---------------                      ------
  Annual Report on Form 10-KSB         Year ended September 30, 1999
  Quarterly Report on Form 10-QSB      Quarter ended December 31, 1999
                                       Quarter ended March 31, 2000
  Current Reports on Form 8-K          Dated:
                                          October 12, 1999
                                          November 16, 1999
                                          November 24, 1999
                                          February 22, 2000
                                          March 20, 2000 (two reports)
                                          April 4, 2000

       We also incorporate by reference additional documents that we may file between the date of this prospectus and the termination of the offering made by use of this prospectus. These documents include periodic reports such as Annual Reports on Forms 10-KSB, Quarterly Reports on Forms 10-QSB, Current Reports on Form 8-K, and other reports filed with the SEC, as well as proxy statements.

       You can obtain any of the documents incorporated by reference in this prospectus from us, other than exhibits to those documents unless the exhibit is specifically incorporated by reference into this prospectus as an exhibit. You can obtain documents incorporated by reference in this prospectus from us by requesting them in writing or by telephoning us at the following address and telephone number:

                              Investor Relations
                                RENTECH, INC.
                         1331 17th Street, Suite 720
                            Denver, Colorado 80202
                                (303) 298-8008

       To ensure timely receipt of documents that you request, you should make any request to us at least five business days prior to the date you need them. We will mail materials to you by first class mail, or another equally prompt means, within one business day after we receive your request.


            NOTE OF CAUTION REGARDING FORWARD-LOOKING STATEMENTS

       This prospectus, including information incorporated by reference in it, contains forward looking statements, within the meaning of federal securities laws, about the financial condition, results of operations, plans, objectives, future performance and business of Rentech and its subsidiaries. Forward-looking statements are based on our management's beliefs, assumptions and expectations of our Company's future economic performance, taking into account the information currently available to them. Forward-looking statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our Company's actual results, performance or financial condition to be materially different from the expectations we express or imply in any forward-looking statements. These statements often can be identified by use of the words "may," "will," "expects," "believes," "anticipates," "estimates," "projects," "potential," "approximate," or "continue." Some of the important factors and events that could cause our actual results, performance or financial condition to differ materially from our expectations include:

       --Results of use of our GTL Technology after scaling it up for use in commercial size gas conversion plants;

       --Acceptance by the energy industry of our GTL Technology;

       --Availability of large amounts of capital to us or our joint venturers or licensees to construct and operate plants using our GTL Technology;

       --Economic competitiveness of our GTL Technology with other means of producing synthetic liquid hydrocarbons and other fuels; and

         --Other risks described in our other filings with the SEC.


                          DESCRIPTION OF THE COMPANY

  THE COMPANY

       Rentech, Inc. is a Colorado corporation organized in 1981 and based in Denver. It is engaged in the development, marketing and licensing of its patented and proprietary technology that converts natural gas and solid and liquid carbon-bearing materials into fuels, products and chemicals. The Company's gas-to-liquids technology (GTL Technology) is capable of using as feedstock a variety of naturally occurring hydrocarbons as well as gaseous, liquid and solid hydrocarbons produced as by-products or waste in various industrial processes. Feedstocks include high BTU, low sulfur natural gas (so-called sweet natural gas); lower BTU natural gas; natural gas containing higher than normal concentrations of carbon dioxide, nitrogen or sulfur; industrial waste gas; heavy crude oil; refinery by-products; coal; coal fines and petroleum coke. Principal products produced by use of Rentech's GTL Technology (GTL products) include clean diesel fuel (ecodiesel), naphtha (an intermediate product used to make gasoline and certain petrochemicals) and waxes that can be further processed into high-value specialty products. These specialty products include synthetic lubricants, base oils and drilling fluids.

       Rentech charges license fees and engineering design fees for use of its GTL Technology. It also expects to charge royalties based upon the liquid hydrocarbons produced through use of the Rentech GTL Technology.

       Rentech also owns interests in other businesses subsequently described in this prospectus.


  THE RENTECH GTL TECHNOLOGY

       The Company believes that the Rentech GTL Technology represents a technological development that could provide benefits to the oil and gas industry, other energy businesses and the environment. The potential advantages of the Rentech GTL Technology include:

  -- Improving refinery economics through more efficient use of heavy and sour crude oil and refinery residues.

  -- Enhancing the value of uneconomic methanol plants or other industrial plants with costly gas reforming systems in place that can be retrofitted to make synthesis gas for the production of GTL products.

  -- Allowing natural gas producers to economically develop and produce remote and substandard gas resources, thus increasing their proved reserves and revenues.

  -- Facilitating efficient co-production of electricity and GTL products from coal and other feedstocks while significantly reducing harmful emissions.

  -- Increasing available supplies of clean energy and transportation fuel to help meet the rapidly growing worldwide demand.

  -- Producing high-value, high-purity specialty products to meet increasingly stringent environmental standards and clean product specifications.

  -- Enhancing U.S. energy security by facilitating expanded use of relatively abundant coal and natural gas resources for needs traditionally met by increasing amounts of imported crude oil and fully refined products.

  -- Allowing developers of gas conversion plants using Rentech GTL
     Technology to obtain insurance covering performance of the Rentech GTL process.


  BUSINESS STRATEGY

       Rentech's business strategy is to achieve use of its technology in commercial gas-to-liquids projects and to expand its revenue and earnings through an integrated approach of strategic relationships, technology licensing and direct participation in plants that use its GTL Technology. Rentech's strategy is based upon the following key components:


          --Environmental and Energy Demand Trends. Rentech believes it can capitalize on several current trends that are impacting the energy, transportation and environmental industries to achieve commercial use of the Rentech GTL Technology. These impacts include increasingly stringent requirements to reduce tailpipe emissions and strengthen clean-air standards; the contradictory need of refiners to cost-effectively produce cleaner fuel from increasingly poor quality crude oils; the regulatory curtailment of natural gas flaring; economic incentives to profitably develop vast, remote resources of natural gas; steadily increasing demand for power around the world; a need to utilize dirty coal for clean power generation; and the search for a practical fuel source for transportation fuel cells currently being developed.

            --Accelerating Commercialization Through Strategic Relationships. While the Rentech GTL Technology is not currently being used in any commercial scale plant, our Company is pursuing rapid commercial deployment of its technology through a number of initiatives. To accelerate its efforts and leverage its technology, Rentech has formed several strategic relationships with owners of complementary technologies, engineering capabilities, financial assets or potential projects. These relationships are designed to broaden use of Rentech's technology and to accelerate deployment of commercial facilities that use Rentech's GTL Technology.

            --In October 1998, Rentech granted an exclusive technology license to Texaco Natural Gas, Inc. (now Texaco Energy Systems, a division of Texaco, Inc.) to use and sublicense the Rentech GTL Technology in projects where solid and liquid hydrocarbons are used as feedstock. The license also granted Texaco a non-exclusive license for conversion of natural gas to liquids. Texaco's "front-end" synthesis gas reformer units have been deployed in 68 of its own and others' refineries and chemical plants around the world. Under an expanded Technical Services Agreement signed in June 1999, Rentech and Texaco are pursuing design work to integrate Rentech's GTL conversion technology with Texaco's gasification technology in preparation for commercial deployment.

            --In May 1999, Rentech formed a strategic financial relationship with Republic Financial Corporation of Denver, Colorado to pursue joint ventures with owners of existing North American methanol plants to convert those plants to gas-to-liquids facilities. Retrofitting an existing industrial plant with the Rentech GTL Technology significantly reduces the construction time and cost compared to building a greenfield GTL plant. Rentech believes modification of these existing plants would enhance their economics with feedstocks including marketable, pipeline-quality natural gas.

             --In August 1999, Rentech agreed by a letter of intent to grant Dresser Engineering Company, of Tulsa, Oklahoma a license by which Dresser will market Rentech's GTL Technology for projects that

       Dresser develops. Dresser will have the exclusive right, except for Texaco's rights and Donyi Polo Petrochemicals' rights in the country of India, to provide the engineering services and to design the synthesis gas reactors that are necessary to use Rentech's technology. Dresser's participation in marketing and developing projects is expected to substantially contribute to commercial use of Rentech's technology.

           --In January 2000, Rentech and Republic Financial Corporation purchased a methanol plant known as the Sand Creek facility, together with all the supporting infrastructure, buildings, and the underlying 17-acre site. Rentech and Republic Financial are developing a plan to convert the facility to a gas-to-liquids (GTL) plant for production of liquid hydrocarbons such as diesel, naphtha, petroleum waxes and other products. The owner of the facility is Sand Creek Energy LLC, which is 50 percent owned by Rentech Development Corp., a wholly-owned subsidiary of Rentech, and 50 percent owned by RFC-Sand Creek Development, LLC, a wholly-owned subsidiary of Republic Financial.

           --In March 2000 Rentech granted Texaco Energy Systems, Inc. the exclusive right to negotiate for Texaco's participation in the project to retrofit the Sand Creek plant for the planned purpose. Texaco has the right to evaluate and potentially acquire up to one-half of Rentech's 50% interest in Sand Creek Energy LLC.

            --In March 2000 Rentech agreed in a memorandum of understanding with FuelCell Energy, Inc. of Danbury, Connecticut to study the feasibility for locating a commercial scale fuel cell power plant at the site of the Sand Creek facility, to produce up to 9,000 kilowatts of electricity. The companies are evaluating use of Rentech's GTL products as feedstock for the fuel cell plant. The goal is to separately operate both Rentech's GTL Technology and FuelCell's fuel cell technology at the site.

           --In January 2000 Rentech and Jacobs Engineering U.K. Limited agreed to jointly market their combined capabilities on a worldwide basis. Jacobs Engineering is a large international engineering firm that expects to provide engineering services to plants for projects it organizes for the use of Rentech's GTL Technology. Rentech would sell licenses and also provide its design and other engineering services for each plant.

            --Rentech also has R&D relationships with Thermal Conversion Corporation (TCC) of Kent, Washington and Phoenix Gas Systems of Long Beach, California. The focus of each of these separate collaborations is to develop smaller, more efficient and cheaper front-end synthesis gas units for deployment on platforms in offshore oil and gas fields, on barges for inland waterway oil and gas fields and skid-mounted or trailer truck-mounted plants for smaller onshore oil and gas fields.

  NEW DEVELOPMENTS

       On March 18, 2000, Rentech sold 1,000,000 shares of its common stock to Anschutz Investment Company and 1,000,000 additional shares to Forest Oil Corporation at a price of $.60 per share. In addition, Anschutz Investment and Forest Oil separately purchased options to acquire an additional 3,000,000 shares each, 2,000,000 shares at $1.25 exercisable until December 31, 2001, and 1,000,000 shares at $5.00 exercisable until December 31, 2004.

       Rentech and Forest Oil also signed a memorandum of understanding that entitles Forest Oil to obtain one or more licenses from Rentech to use Rentech's GTL technology. Rentech and Forest Oil are evaluating several potential opportunities for use of the technology at sites of Forest Oil's natural gas reserves as well as at existing industrial gas plants.

       On March 29, 2000, Rentech sold 2,291,667 shares of its common stock to Azure Energy Fund with warrants to purchase 2,291,667 more shares of common stock. The sales price was $2,750,000. The warrants are exercisable at a price of $2.64 per share until March 29, 2003.


  OTHER BUSINESSES

  OKON, INC.

       In March 1997, Rentech entered into the business of manufacturing and marketing water-based wood stains, concrete stains, concrete block pluggers and other water repellent sealers on a wholesale basis by purchasing the assets of OKON, Inc. (OKON), located in Lakewood, Colorado. The coatings produced and sold by the OKON subsidiary are biodegradable and environmentally clean.

       OKON has been engaged in the business since 1973. OKON markets and sells its products nationwide through a variety of channels. These include distribution through paint dealers, retailers other than discount retailers and mass merchandisers, industry users, and architects and building contractors. The formulas used by OKON for manufacturing its products are proprietary. The brand names of the various products are recognized throughout the industry.

  PETROLEUM MUD LOGGING, INC.

       In June 1999, Rentech entered into the business of providing well logging services to the oil and gas industry. This occurred through its purchase of the assets of two established and related companies that have been providing services in these fields since 1964. Rentech is using the assets to continue these businesses through its wholly-owned subsidiary, Petroleum Mud Logging, Inc. The business is operated from Oklahoma City, Oklahoma. The services are provided to customers located in Oklahoma, Texas, Kansas, Louisiana, New Mexico and Arkansas.

       Petroleum Mud Logging, Inc. owns 18 mobile well logging units that are moved from well to well. Through state of the art instruments, the logging equipment measures traces of gases and water throughout the depth of a well hole by analyzing the drilling mud recovered from the well as drilling progresses. The results are transmitted to customers immediately by either land lines or satellite uplink. The mineral owners use this information to detect the presence of oil and gas deposits in underground formations and to direct the drilling.


  ITN ENERGY SYSTEMS, INC.

       Rentech owns 10% of ITN Energy Systems, Inc. (ITN/ES), a privately owned Colorado corporation established in 1995. The core technologies of ITN/ES include a thin film multi-layer deposition process; intelligent processing; structures and materials; and photovoltaic power system design, integration, and installation. ITN/ES intends to develop and commercialize new, innovative products for defense and commercial markets based on advanced materials and structures technologies.

       The current customers of ITN/ES are the U.S. Air Force Research Laboratory, Defense Advanced Research Projects Agency, the National Aeronautical Space Administration (NASA), and the U.S. Department of Energy.

  GLOBAL SOLAR ENERGY LLC

       ITN/ES owns one-third of an Arizona limited liability company called Global Solar Energy LLC (Global Solar Energy). Global Solar Energy, established in May 1996 by Tucson Electric Power and ITN/ES, manufactures and markets flexible photovoltaic (PV) modules using technology developed by ITN/ES. The other two-thirds owner of Global Solar Energy is Advanced Energy Technologies, Inc., a wholly owned subsidiary of Tucson Electric Power Corporation, which is a wholly-owned subsidiary of UniSource Energy Corporation.

       The PV modules are used for the production of electricity. Global Solar Energy utilizes innovative solar technology developed by ITN/ES to produce Copper Indium Diselenide (CIS), a new class of solar cell materials in a state-of-the-art facility in Tucson, Arizona. The facility started production in the third quarter of 1999, and is designed to annually produce up to 1.5 megawatts of thin-film photovoltaic modules that are 1/20th the thickness of a piece of paper. The flexible photovoltaic modules are to be sold for military, space, consumer, and commercial applications. The plant's production capacity is expected to be expanded substantially to meet increasing demands for an environmentally safe energy source. The joint venture expects that the innovative manufacturing technology used in the new plant can reduce production costs of PV modules below that of other existing solar energy technologies. Rentech's ownership interest in ITN/ES provides Rentech an indirect interest amounting to 5% of Global Solar Energy although the interest of the owners will be reduced proportionately by any equity interest granted to a lender of funds used to expand the Tucson plant.


  ITN ELECTRONIC SUBSTRATES LLC

       In order to facilitate and participate in ITN/ES's development of other technologies, Rentech and ITN/ES have formed and each own 50% of a Colorado limited liability company called ITN Electronic Substrates LLC. The LLC intends to develop and introduce several technologies into the commercial marketplace that are spinoffs from other developments originally conceived by the principals of ITN/ES within the aerospace and military sector. The LLC is seeking a large investment from a third party to fund its various advanced technologies, none of which have been fully developed and readied for production. ITN Electronic Substrates LLC also has technology for production of Radio Frequency Identification Tags. The RFID tags would be used to identify and locate a wide variety of objects in which the tags are embedded.


  EXECUTIVE OFFICES

       Our executive offices are located at 1331 17th Street, Suite 720, Denver, Colorado 80202, telephone (303) 298-8008, fax (303) 298-8010.


                                 RISK FACTORS

       --Lack of Profitable Operations: History of Losses. From inception on December 18, 1981 through March 31, 2000, the Company has sustained losses aggregating $16,432,045. For the six months and three months ended March 31, 2000, the net losses were $1,731,119, and $1,056,214, respectively. There are no assurances that the Company will operate profitably in the future or will be able to acquire additional revenue producing businesses, or that the Company's licensees will complete construction of plants using Rentech's GTL Technology, or that any conversion plants using the Rentech GTL Technology that are completed will be operated profitably or generate engineering design fees, license fees, royalties or product revenues for the Company.

       --Successful Operation of Plants Using Rentech GTL Technology Not Assured. The successful use of Rentech GTL Technology by licensees largely depends upon their ability to design, construct and operate plants using the Rentech GTL Technology on a commercial scale. The successful commercial use of plants using Rentech GTL Technology will be dependent upon a number of factors. These factors include, among others, the following responsibilities of a licensee: constructing plants that are properly designed by a licensee for the chemical composition of the feedstock obtained for the plant; the amount and quantity of the feedstock; the availability and cost of construction financing; mechanical adequacy of the plant equipment and machinery, whether related or unrelated to the Rentech GTL Technology; costs no higher than expected to separate the catalyst from waxes produced in the gas conversion process; availability and adequacy of roads, utilities, worker housing and other infrastructure at the plant site; the plant operator's management and skills; operating circumstances; and other conditions that Rentech may not anticipate or control.

       --Economic Use of Rentech GTL Technology Not Assured. Rentech's belief that its technology can be cost effective and that full-scale conversion plants using the technology can be profitably operated depends upon the availability of low-cost feedstock, the economic efficiency of the technology and market demand for the end products at profitable prices. In the event low-cost feedstock cannot be obtained, plants using Rentech's GTL Technology may not produce products for sale at competitive prices. The products of Rentech's GTL Technology will compete with other petroleum products, including products produced by similar technology. To a great extent, competition in this business will be based upon price, although compliance with environmental laws may create demand for the Company's low aromatic, sulphur-free diesel fuel even at premium prices. The diesel fuel produced by Rentech's GTL Technology has not been subjected to long-term engine tests to determine if there are adverse effects. No in-depth cost or price studies of the products of Rentech's GTL Technology have been prepared by independent third parties for the Company. Adverse economic results at plants using Rentech's GTL Technology would adversely impact Rentech's operating results and financial condition by depressing its potential income from the technology.

       --Lack of Adequate Capital to Exploit Rentech GTL Technology. In situations where Texaco is not using or licensing Rentech's GTL Technology, the capital cost of gas conversion plants and natural gas fields or other sources of feedstock that use Rentech's GTL Technology requires more capital than is available to the Company or to many of its potential licensees. While the Company does not presently plan to build its own plants, except to convert existing industrial gas plants, and expects its licensees to acquire feedstock and build and own plants for which they are licensed by the Company, many potential licensees of Rentech's GTL Technology have been unable to finance the construction costs and acquire feedstock. These limitations have slowed and will continue to delay use of Rentech's GTL Technology and resulting revenues to the Company. There are no assurances that joint arrangements with other better capitalized companies will be available or acceptable to the Company or that Texaco will commercially use the technology.

       --Working Capital. At March 31, 2000, the Company had working capital of $4,283,108 as compared to working capital of $115,457 at September 30, 1999. The increase in working capital is primarily due to the net proceeds from the issuance of the Company's preferred stock and common stock and related warrants to purchase common stock. The net cash proceeds received from Rentech's recent private placements of its securities, the revenues generated from the Company's subsidiary operations, the revenues generated from the Texaco technical service contract and the Texaco royalty fees are expected to be adequate to fund the Company's operations at the current level for the near future.

       --Need for Additional Financing. To raise capital, Rentech has recently issued shares of its common stock, and options and warrants to purchase additional shares of common stock. See the previous section called New Developments. Rentech has expended and will continue to expend substantial funds to continue to research and develop its technologies, especially the Rentech GTL Technology and to invest in gas-to-liquids projects, such as the Sand Creek project. Rentech intends to seek additional debt and equity financing in the capital markets. There can be no assurance that additional financing, when required, will be available or on terms acceptable to Rentech. If adequate funds are not available, Rentech may be required to delay or to eliminate expenditures for certain of its capital projects or to license to third parties the rights to commercialize additional products or technologies that Rentech would otherwise seek to develop itself. In addition, Rentech may obtain additional funds through equity and debt project financing and collaborative or other arrangements with strategic partners and others. If additional funds are raised by issuing equity securities, further dilution to investors may occur. The board of directors of Rentech is currently empowered, without stockholder approval, to issue and has in the past issued preferred stock with dividend, liquidation, conversion, voting and other rights that could adversely affect the voting power, equity ownership and other rights of the holders of Rentech's common stock.

       --Success of the Rentech GTL Technology Depends Upon Licensees. Rentech does not have adequate capital to finance, construct and operate its own commercial plants. Successful use of the Rentech GTL Technology therefore depends upon licensees. If any influential licensee such as Texaco terminates its license or does not proceed to use the technology, potential licensees are not likely to use the technology. Rentech will receive royalties and other revenues from operations only from plants that operate successfully and economically. Under the license agreements offered by Rentech, it is a licensee's responsibility to obtain sources of feedstock that provide adequate supplies at inexpensive rates, conduct feasibility studies, recruit personnel who are skilled in conversion plants, obtain governmental approvals and permits, obtain sufficient financing on favorable terms for the large capital expenditures required, possibly construct infrastructure if not otherwise available at the plant site, design, construct and operate the plant, market the products, and perform other significant tasks. The ability of any licensee to accomplish these requirements, and the efforts, resources and timing schedules to be applied by a licensee, will be controlled by it. If the first few commercial-size plants using the Rentech GTL Technology are not commercially successful, Rentech may be unable to obtain other licensees in the future. Several licensees have allowed their licenses to expire because of their inability to meet one or more of the requirements previously described for a plant. If licensees do not proceed with plants using the Rentech GTL Technology or do not successfully operate plants, Rentech's operating results and financial condition would be adversely affected. In addition, one or more of Rentech's licensees may pursue alternative gas-to-liquids technology on their own or in cooperation with others, including Rentech's competitors.

       --Competitiveness of the Rentech GTL Technology Not Assured. The development of gas-to-liquids technology is highly competitive. The Rentech GTL Technology is based on Fischer-Tropsch processes that have been used by several others in synthetic fuel projects during the past 60 years. Historic experience has indicated that these applications of the established processes were not an economic means to create synthetic fuels. Because of increasing worldwide demand for fuels and other products of the Rentech GTL Technology, as well as the large quantities of carbon bearing gas, liquid and solid materials available as feedstock, there are economic incentives to develop and achieve significant market penetration for successful Fischer-Tropsch technology. Several major integrated oil companies, including Exxon Corporation, Royal Dutch/Shell and Sasol Ltd., as well as several smaller companies, have developed or are developing competing technologies. Each of these companies, especially the major oil companies, have significantly more financial and other resources than Rentech to spend on developing, promoting and using their technology. The U.S. Department of Energy has also sponsored a number of research programs in Fischer-Tropsch technology, some of which might potentially lower the cost of processes that compete with Rentech's GTL Technology. There are no assurances that these companies, the Department of Energy, or others will not develop technologies that will be more commercially successful or better accepted in the industry than Rentech's GTL Technology or that will render it obsolete.

       --No Assurance of Industry Acceptance of Technology. As is typical in the case of new and rapidly evolving technologies, including Rentech's GTL Technology and the advanced technologies in which Rentech has an interest, demand and industry acceptance is subject to a high level of uncertainty. If Texaco or another licensee uses Rentech's GTL Technology and fails to achieve success, other industry participants' perception of Rentech's GTL Technology could be adversely affected. If the industry fails to accept any of these technologies, especially Rentech's GTL Technology, whether due to their novelty and continuous evolution, or for other reasons, or acceptance develops more slowly than expected, Rentech's business, operating results and financial condition will be materially adversely affected. Any such event could reduce future license fees or revenues from conversion plants, and could make it more difficult or impossible for Rentech to successfully market its technology. Likewise, were a major oil and gas company to either successfully develop or adopt a Fischer-Tropsch technology competing with the Rentech GTL Technology, the marketability of Rentech's GTL Technology could be adversely affected. In addition, some companies may be motivated to seek to prevent industry acceptance of gas-to-liquids technology based on their belief that widespread adoption of such technology might negatively impact the competitive position of their companies without access to such technologies. Failure of Rentech's GTL Technology to achieve industry acceptance could have a material adverse effect on Rentech's business, operating results and financial condition.

       --Operating Hazards of Fischer-Tropsch Plants. While the risks related to use of Rentech's GTL Technology in conversion plants are low, some plants may require oxygen producing systems to convert the feedstock into synthesis gas, the first step for use of Rentech's GTL Technology. The oxygen producing systems, if required, will involve risk of accidents. Personal injuries and property damage may result. The frequency and seriousness of accidents, injuries and damages will impact the marketability of Rentech's GTL Technology, its licensees' operating costs and insurability, and market acceptance of Rentech's GTL Technology. Significant frequency or severity of such accidents could have a material adverse effect on Rentech's business, operating results and financial condition.

       --Dependence Upon Key Personnel. Rentech's success with its technology and in implementing its business plan to develop advanced technology businesses are both substantially dependent upon the contributions of its executive officers and key employees. The individuals include Dr. Charles B. Benham, Dr. Mark S. Bohn, and Dennis
  L. Yakobson, each of whom have jointly and individually invented various aspects of Rentech's GTL Technology. At this stage of the Company's development, economic success of Rentech's GTL Technology depends upon design of conversion plants and their startup to achieve optimal plant operations. That effort and establishment of the Company's advanced technology businesses both require knowledge, skills, and relationships unique to the Company's key personnel. Moreover, to successfully compete with its GTL Technology and advanced technologies, the Company will be required to engage in continuous research and development regarding processes, products, markets and costs. Loss of the services of the executive officers or other key employees could have a material adverse effect on Rentech's business, operating results and financial condition. Rentech does not have key man life insurance.

       --New Business Risks Associated With Entry into Advanced Technology Business. The likelihood of success of Rentech's entry into new businesses involving advanced technologies must be considered in view of the problems, expenses, difficulties, complications and delays frequently encountered with starting up a new business. Those factors include the development of new technology and the marketing of new products. The Company has no history of operations in these lines of business upon which to evaluate its prospects for future operating or financial success. Accordingly, success in these businesses is not assured.

       --Risk of Technological and Regulatory Change and Requirement for New Products. The market for advanced technology products is characterized by rapidly changing technology, new legislation and regulations, and evolving industry standards. The introduction of products embodying new technology, the adoption of new legislation or regulations, or the emergence of new industry standards could render the Company's products and future products, if any, obsolete and unmarketable. The success and growth of the Company will depend, in part, upon its ability to anticipate changes in technology, market needs, law, regulations, and industry standards; to continue to attract, retain and motivate qualified personnel; and to successfully develop and introduce new and enhanced products on a timely basis. The Company will need to devote a substantial amount of its efforts and capital to research and development as well as to sales and marketing. While Rentech now has adequate facilities and personnel for its continuing research and development work, there are no assurances that Rentech will be successful in addressing such risks.

       --Limitations on Protection of Intellectual Property. Rentech relies on a combination of patent, trade secret, copyright and trademark law, nondisclosure agreements and technical security measures to protect its intellectual property rights in its various lines of business. The success of Rentech may depend on its ability to establish, protect and enforce intellectual property rights with respect to its patented technologies and proprietary rights and to successfully defend against any alleged infringement or related claims. Rentech's ability to protect and enforce its intellectual property position involves complex legal, scientific and factual questions and uncertainties, the successful outcome of which is not assured.

       --Foreign Operations. Rentech expects that licensees of its GTL Technology will construct plants in foreign countries where the licensee's conduct and profitability of operations are at risk. The additional risks include rapid changes in political and economic climates; changes in foreign and domestic taxation; lack of stable systems of law; susceptibility to loss of protection of patent rights and other intellectual property rights; expatriation laws adversely affecting removal of funds; fluctuations of currency exchange rates; contract rights; labor disputes; civil disturbances; war and other disruptions affecting operations. International operations and investments may also be negatively affected by laws and policies of the United States affecting foreign trade, investment and taxation. Any of these events could adversely impact Rentech's licensees and thereby adversely affect Rentech's operating results and financial condition.

       --No Expectation of Dividends on Common Stock. No dividends have been paid on Rentech's common stock since inception. Rentech currently intends to retain any earnings for the future operation and development of its business and does not anticipate paying dividends in the foreseeable future. Any future dividends may be restricted by the terms of outstanding preferred stock and other financing arrangements then in effect.

       --Limited Trading Market. Rentech's common stock is traded on the American Stock Exchange. There are no assurances that the market for the common stock will be sustained or provide liquidity for investors who wish to sell, or that investors will be able to sell their common stock at any price. Future trading prices of the common stock will depend upon many factors including, among others, prevailing market conditions and Rentech's operating results.

       --Fluctuations in Quarterly and Annual Results. Rentech has in the past, and expects in the future, to experience significant fluctuations in quarterly and annual operating results caused by the unpredictability of many factors. These variations may include differences in actual results of operations from results expected by financial analysts and investors, the demand for licenses of Rentech's GTL Technology, timing of construction and completion of plants by licensees, success in operating plants, receipt of license fees and engineering fees and royalties, improvements or enhancements of gas-to-liquids technology by Rentech and its competitors, changes in oil and gas market prices, the impact of competition by other technologies and energy sources, and general economic conditions. Rentech believes that period-to-period comparisons of its results of operations may not necessarily be meaningful and should not be relied upon as indications of future performance. Some or all of these factors may cause Rentech's operating results in future fiscal quarters or years to be below the expectations of public market analysts and investors. In such event, the price of Rentech's common stock is likely to be materially adversely affected.

       --Deterrence of Tender Offers by Fair Price Provisions. Rentech's Articles of Incorporation include provisions that may make it more difficult for a third party to acquire the Company. These provisions include grouping of the board of directors into three classes with staggered terms; a requirement that directors may be removed without cause only with the approval of the holders of 66-2/3% of the outstanding voting power of the capital stock of the Company; and a requirement that the holders of not less than 66-2/3% of the voting power of the outstanding capital stock of the Company approve certain business combinations of the Company with any holder of more than 10% of such voting power or an affiliate of any such holder unless the transaction is either approved by at least a majority of the uninterested and unaffiliated members of the board of directors or unless certain minimum price and procedural requirements are met. Rentech also has a shareholder rights plan that authorizes issuance to existing shareholders of substantial numbers of preferred share rights or shares of common stock in the event a third party seeks to acquire control of a substantial block of the Company's common stock. These provisions could deter a third party from tendering for the purchase of some or all of Rentech's outstanding securities and could have the effect of entrenching management.


                             USE OF PROCEEDS

       The proceeds from sale of the shares being offered by Selling Shareholders will be for their account, and the Company will not receive any proceeds from sales of common stock by them.

       Rentech expects to apply any proceeds it receives from the exercise of its stock options and stock purchase warrants described in this prospectus, and any proceeds from its sales of common stock described in this prospectus, over the next two years, to further development of its GTL Technology, investments in projects to use the technology and working capital. These are no assurances that the stock options and stock warrants will be exercised or that Rentech will be able to sell its shares of common stock described in this prospectus.

       The foregoing information as to the use of the net offering proceeds represents our best estimate based upon current conditions as to how the net proceeds would be used. We expect to apply the proceeds in the order in which they appear in the table. We reserve the right to revise the application of the net proceeds. Any amounts not used for these purposes will be used for general corporate purposes.


                             SELLING SHAREHOLDERS

       This prospectus may be used by the Selling Shareholders identified in this section who may be entitled to reoffer and resale of our common stock under circumstances requiring the use of a prospectus. No person will be authorized to use this prospectus for an offer of common stock unless we agree.

       The Selling Shareholders have purchased common stock from us. They may also have acquired from us either stock options or stock purchase warrants which may be exercised to purchase from us additional shares of our common stock. Some of the Selling Shareholders may be subject to agreements with us that prohibit immediate sales of their common stock.

       The common stock and options and warrants to purchase common stock were issued by the Company in transactions that the Company reasonably believes to be exempt from the registration requirements of the Securities Act of 1933, as amended, to persons reasonably believed by the Company to be "accredited investors" (as defined in Rule 501(a) of the Securities Act of 1933, as amended). The common stock owned by the Selling Shareholders and some of the shares of common stock underlying their stock options and warrants are being offered by the Selling Shareholders identified in the following table.

                                                      PAGE 22

                                                                             Number of Shares
                                                                             to be Beneficially Owned
                                                               Number of     On Completion of the
Name of                            Number of Shares            Shares That   Offering
Selling                            Beneficially Owned          May Be                                 % of
Shareholder                        Record       Indirect       Offered       Record      Indirect     Class
-----------------                  ------       --------       ----------    ------      --------     -----
Azure Energy Fund Inc.             1,758,337    1,958,337(1)    1,858,337(2)    879,169     979,169   3.05%
John J. Ball                          77,000       40,000          75,000         2,000      40,000   *
Terry Bath                                 0        5,000           5,000             0           0   *
Charles B. Benham                    596,320       20,000          30,000       596,320     200,000   1.28%
Mark S. Bohn                         635,523       14,000          30,000       605,523     140,000   1.22%
Bill Bromley                          60,690       15,172(3)       20,229        40,441      15,172   *
C. David Callaham                  1,927,360      440,003(3)      586,671     1,340,689     440,003   2.88%
George M. Callaham                   202,300       50,575(3)       67,433       134,867      50,575   *
Chamonix Holdings Enterprises
   Ltd.                              200,000            0         100,000       100,000           0   *
John P. Diesel                        75,000       40,000          75,000             0      40,000   *
Dresser Engineers & Constructors,
  Inc.                             1,940,000            0       1,500,000       440,000           0   *
DSN Enterprises Ltd.                  50,000      480,000(4)      180,000(5)     50,000     300,000   *
Excelsior Mining Fund, Inc.           83,333       83,333(1)       83,333(2)     41,667      41,666   *
The Fegen Company                          0      750,000         750,000             0           0   *
Wynette Hoffman                            0        5,000           5,000             0           0   *
Paul D. Jorgenson                    381,964       42,500(3)       56,666       325,298      42,500   *
Linda D. Kansorka                      5,000       95,000          20,000         5,000      75,000   *
Mark Koenig                            5,000       25,000          25,000         5,000               *
Lo Family Ltd. Partnership           800,000      150,000(3)      266,666       533,334     150,000    1.1%
J.P. Montes                                0        5,000           5,000             0           0   *
Michael Moquette                      83,333       83,333(1)       83,333(2)     41,666      41,667   *
Satish B. Parekh, TTEE
  Satish B. Parekh Ph.D.
  Living Tr UA DTD 2/3/94            221,668       41,667(3)       55,556       116,112      41,667   *
Portland Fixtures Ltd. Partnership   166,667       41,667(3)       55,556       111,111      41,667   *
Ratya Energy Group, Ltd.             166,664      166,664(1)      166,664(2)     83,332      83,332   *
Ren Corporation                      400,000            0         200,000       200,000           0   *
Darren Rogers                              0        5,000           5,000             0           0   *
Robert F. Schroepfer                 171,468       41,667(3)       55,556       115,912      41,667   *
Scott & Stephanie Schroepfer          83,332       20,833(3)       27,780        55,552      20,833   *
Douglas L. Sheeran                   168,850       40,000          75,000        93,850      40,000   *
Richard O. Sheppard                   50,000       25,000          50,000             0      25,000   *
James E. Siebarth                          0        5,000           5,000             0           0   *
Wm. Earl Somerville                   55,000       25,000          25,000        55,000           0   *
Tanglewood Intl Enterprises, Inc.    357,000       89,250(3)      119,000       238,000      89,250   *
K. Peter Thomas                       60,000       15,000(3)       20,000        40,000      15,000   *
Erich W. Tiepel                      198,277      140,000          75,000       123,277     140,000   *
ZWL Irrevocable Trust                 83,340       20,833(3)       27,780        55,560      20,833   *
Mark S. Zimel                         60,000       15,000(3)       20,000        40,000      15,000   *
     Total:                                                     6,805,560(6)

*Less than 1%.
(1)  Warrants to purchase common stock at $2.64 per share expiring March 29, 2003.
(2)  Half of these shares are currently outstanding, and half underlie outstanding purchase warrants.
(3)  Warrants to purchase common stock at $1.20 per share expiring October 12, 2004.
(4)  Options to purchase common stock:  100,000 at $0.575 per share, 100,000 at
     $0.80 per share, 100,000 at $0.90 per share, and 180,000 at $1.25 per share.
(5)  Warrants to purchase common stock at $1.25 per share.
(6)  In addition to these shares to be sold by Selling Shareholders for their own account, Rentech, Inc. may sell up to
     2,000,000 shares of presently unissued common stock pursuant to Rule 415 of the
     Securities and Exchange Commission.

        To the knowledge of the Company, none of the Selling Shareholders nor any officers, directors or employees of a Selling Shareholder have held any office, position or other material relationship with the Company, its predecessors or affiliates during the past three years.

       Each Selling Shareholder has represented that he or it purchased the common stock for investment and with no present intention of distributing or reselling it unless registered for resale. However, in recognition of the fact that holders of restricted securities may wish to be legally permitted to sell their common stock when they deem appropriate, we have filed with the SEC a registration statement, of which this prospectus forms a part, for use with the resale of the common stock from time to time in the over-the-counter market or in privately negotiated transactions. We have agreed to prepare and file amendments and supplements to the registration statement and to use our best efforts to obtain effectiveness of the registration statement. We have also agreed to keep the registration statement effective until all the common stock offered with use of this prospectus has been sold, until the common stock is no longer, by reason of Rule 144 or Rule 144A adopted by the SEC or any other rule of similar effect, required to be registered for sale by the Selling Shareholders, or for a period of seven years, whichever occurs first.

       Certain of the Selling Shareholders, their associates and affiliates may from time to time be customers of, engage in transactions with, or perform services for us or our subsidiaries in the ordinary course of business.

                            PLAN OF DISTRIBUTION

                            Selling Shareholders

       The common stock offered by the Selling Shareholders may be sold from time to time directly to purchasers. Alternatively, the Selling Shareholders may from time to time offer the common stock to or through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders or the purchasers of common stock for whom they may act as agents. The Selling Shareholders and any underwriters, broker/dealers or agents that participate in the distribution of common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the common stock by them and any discounts, commissions, concessions or other compensation received by any of them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

       The common stock offered by the Selling Shareholders may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. The sale of the common stock may be effected in transactions (which may involve crosses or block transactions) (i) on any national or international securities exchange or quotation services on which the common stock may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or in the over-the-counter market or (iv) through the writing of options. At the time a particular offering of the common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount and type of common stock being offered and the terms of the offering, including the name or names of any underwriters, broker/dealers of agents, any discounts, commissions and other terms constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker/dealers. Selling Shareholders may also sell their common stock pursuant to Rule 144 or Rule 144A under the Securities Act of 1933 if the requirements for the availability of such rules have been satisfied.

       To comply with the securities laws of certain jurisdictions, if applicable, the common stock will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the common stock may not be offered or sold unless it has been registered or qualified for sale in those jurisdictions or an exemption from registration or qualification is available and satisfied.

       The Selling Shareholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder. Those provisions may limit the timing of purchases and sales of any of the common stock by the Selling Shareholders. These limitations may affect the marketability of the common stock.

       All expenses of the registration of the common stock will be paid by the Company. This includes without limitation, SEC filing fees and expenses in compliance with state securities or "blue sky" laws; but the Selling Shareholders will pay all underwriting discounts and selling commissions, if any. The Selling Shareholders will be indemnified by the Company against certain civil liabilities, including certain liabilities under the Securities Act of 1934, or will be entitled to contribution in connection therewith.

                                Rentech, Inc.

       The shares offered by Rentech under this prospectus may be sold by it in one or more at-the-market equity offerings or on a negotiated or competitive bid basis through underwriters or dealers or directly to other purchasers or through agents. Any such underwriter, dealer or agent involved in the offer and sale of shares of Rentech for its account and any applicable commissions, discounts and other items constituting compensation to such underwriters, dealers or agents will, unless otherwise described in this prospectus, be set forth in a prospectus supplement.

       The distribution of the shares offered by Rentech may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

       Unless otherwise indicated in a prospectus supplement, the obligations of any underwriters to purchase an offering of shares by Rentech will be subject to certain conditions precedent. If a dealer is utilized in the sale of shares for Rentech, the Company will sell the shares to the dealer as principal. The dealer may then resell shares to the public at varying prices to be determined by the dealer at the time of sale.

       If so indicated in a prospectus supplement, Rentech may authorize underwriters, dealers or other persons acting as the Company's agents to solicit offers by certain institutions to purchase shares of Rentech from it pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by Rentech. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the shares shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters, dealers and such other persons will not have any responsibility in respect of the validity or performance of such contracts. A prospectus supplement will set forth the commission payable for solicitation of such contracts.

       Any underwriters, dealers and agents that participate in the distribution of the shares for Rentech may be deemed to be underwriters as the term is defined in the Securities Act, and any discounts or commissions received by them from Rentech and any profits on the resale of the shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with Rentech, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

       Rentech presently expects to enter into a sales agency agreement with an agent to act on Rentech's behalf to distribute the shares offered by Rentech under this prospectus. Unless otherwise provided in an applicable prospectus supplement to this registration statement, Rentech anticipates that any sales will be made on a "best efforts" basis. The terms of any agreement with a sales agent will be described in a prospectus supplement.

       Subject to the terms and conditions of any such sales agency agreement, Rentech may issue and sell up to 2,000,000 shares of its common stock (subject to the provisions described in the next paragraph) from time to time through the agent, which Rentech believes will be an exclusive sales agent for Rentech. Unless otherwise stated in a prospectus supplement, such sales, if any, will be made through at-the-market offerings by means of ordinary brokers' transactions on any national securities exchange on which such shares of common stock are listed. Such sales will be effected during a series of one or more (up to a maximum number to be fixed) pricing periods (each a "Pricing
  Period"), each consisting of a fixed number of consecutive calendar days in duration, or such lesser number of days to be agreed to by Rentech and the agent. During any Pricing Period, no more than a fixed number of shares ("Average Market Shares") will be sold subject to the calculation of Net Proceeds as defined in a sales agent agreement. The aggregate number of shares for Rentech in all Pricing Periods will not exceed
  2,000,000 (subject to the provisions described in the next paragraph).
  In addition, for each Pricing Period, Rentech expects that an Average
  Market Price (as hereinafter defined) will be computed. Rentech also expects that a formula will be developed with respect to any Pricing
  Period. "Average Market Price" will mean the average of the arithmetic mean of the daily high and low sale prices of the common stock reported on the American Stock Exchange for each trading day of such Pricing
  Period.

       Rentech may sell, pursuant to this prospectus and the Registration Statement of which this prospectus is a part, up to 2,000,000 shares of common stock in at-the-market offerings. Rentech expects that the terms of the sales agency agreement it plans to negotiate will fix the initial amount of shares of common stock to be offered and sold thereunder is a number that may be increased from time to time up to a maximum aggregate amount of 2,000,000 shares, at the option of Rentech with the consent of the agent.

       Rentech anticipates that a formula will be established in any agreement with a sales agent to determine the net proceeds payable to Rentech for any sale of shares made by an agent.

       Rentech will file a Prospectus Supplement under Rule 424(b)(3) promulgated under the Act which will describe the terms of any sales agent agreement that Rentech enters into to conduct sales of its share described in this Prospectus. Additional Prospectus Supplements will set forth the number of such shares sold for Rentech through the agent as sales agent (identifying separately the number of Average Market Shares and any Additional Shares), the high and low prices at which Average Market Shares were sold during such Pricing Period, the net proceeds to Rentech and the compensation payable by Rentech to Agent with respect to such sales pursuant to the formula previously described. Unless otherwise indicated in a Prospectus Supplement, the sales agent, will act on a best efforts basis.

       In connection with the sale of shares on behalf of Rentech, the sales agent may be deemed to be an "underwriter" within the meaning of the Act, and the compensation of the agent may be deemed to be underwriting commissions or discounts. Rentech anticipates that it will provide indemnification and contribution to the agent against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended. The agent will probably be allowed to pay commissions to an affiliate of the agent in connection with sales of shares for Rentech pursuant to any sales agency agreement. In addition, the agent may engage in transactions with, or perform services for Rentech in the ordinary course of business.

       The offering of shares of common stock pursuant to any sales agency agreement subsequently entered into by Rentech will terminate upon the earlier of (i) the sale of all shares offered by Rentech and (ii) termination of the sales agency agreement. Rentech expects that any sales agency agreement may be terminated by Rentech in its sole discretion on the date occurring 60 days after the date of the sales agency agreement and every 60 days thereafter. Rentech may also reserve the right to terminate any sales agency agreement at any time if it chooses to effect any offering of equity securities or equity-related securities other than pursuant to the sales agency agreement.


               DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

       The authorized capital stock of Rentech consists of 100,000,000 shares of common stock, $.01 par value per share, and 1,000,000 shares of preferred stock, $10 par value per share. A quorum for purposes of meetings of common shareholders consists of a majority of the issued and outstanding shares of common stock. Once a quorum is established, action of a routine nature may be taken by a majority of the shares represented in person or by proxy at the meeting. Most major corporate transactions such as mergers, consolidations, sales of all or substantially all assets, and certain amendments to the articles of incorporation require approval by the holders of two-thirds of the issued and outstanding shares of common stock entitled to vote. Rentech's board of directors is authorized to issue shares of common stock and preferred stock without approval of shareholders. Shares of preferred stock may be issued in one or more series, the terms of which will be determined at the time of issuance by the board of directors without any requirement for shareholder approval. These rights may include voting rights, preferences as to dividends, and upon liquidation, conversion and redemption rights, and mandatory redemption provisions pursuant to sinking funds or otherwise.

       The Board of Directors has authority to issue additional shares of common stock, warrants and options to purchase common stock, and preferred shares convertible into shares of common stock. The Board of Directors has recently issued such securities, including warrants and options to purchase additional shares of common stock. See the section called "New Developments." Exercise of the warrants and options now issued and others that may be issued, and issuance of additional shares of common stock or preferred stock convertible into common stock, would reduce the percentage ownership held by those who purchase shares of Rentech's common stock in this offering. That would also dilute the book value of those purchasers and others who are then shareholders.

       The Company's Articles of Incorporation contain several provisions that may make a takeover of the Company by a third party more difficult. These provisions include: (i) classification of its Board of Directors into three classes as nearly equal in size as practicable, with the members of only one class to be elected annually for a three-year term;
  (ii) directors may be removed without cause only with the approval of the holders of two-thirds of the outstanding voting power of all capital stock of the Company; (iii) special meetings of shareholders may be called only by the president, directors, or affirmative vote of 10% or more of the voting power of the outstanding capital stock of the Company; and (iv) approval by the holders of two-thirds of the voting power of the outstanding capital stock of the Company is required for certain business combinations of the Company with any holder of more than 10% of such voting power or an affiliate of any such holder unless the transaction is either approved by at least a majority of the uninterested and unaffiliated members of the Company's board of directors or unless certain minimum price and procedural requirements are met designed to assure that all shareholders of the Company receive a fair price for their shares.

       Rentech also has a shareholder rights plan which authorizes issuance to existing shareholders of substantial numbers of preferred shares rights or shares of common stock in the event a third party seeks to acquire control of a substantial block of the Company's common stock. These provisions could deter an offer by a third party for the purchase of some or all of the Company's outstanding securities and could have the effect of entrenching management. Pursuant to the shareholder rights plan, Rentech amended its Articles of Incorporation to authorize the issuance of rights to 500,000 shares of Series 1998-C Participating Cumulative Preferred Stock. In the event that a person acquires 15% or more of the shares of common stock of the Company, the holders of common stock at that time have the right to receive 1/100 of a share of Series 1998-C Participating Cumulative Preferred Stock for each share of common stock owned by such person. The holders of this preferred stock are entitled to dividends in the event that Rentech declares a dividend or distribution on the common stock. The holders of the Series 1998-C Participating Cumulative Preferred Stock would be entitled to vote on all
  matters submitted to a vote of the shareholders of Rentech.   Whenever
  dividends on the Series 1998-C Participating Cumulative Preferred Stock are in arrears for six quarterly dividends, the holders of such stock (voting as a class) would have the right to elect two directors. While shares of Rentech's Series 1998-B Preferred Stock are outstanding, no dividends may be paid on the common stock unless dividends on the those preferred shares have been paid. No shares of common stock may be purchased or funds set aside for that purpose by the Company except in amounts of less than $100,000 per year until all cumulative dividends have been paid in full. No share rights or shares of common stock have been issued under the Shareholder Rights Plan.

       The shares of common stock covered by this prospectus are fully paid and nonassessable. Holders of common stock have no preemptive rights. Each stockholder is entitled to one vote for each share of common stock held of record by such stockholder. Shareholders have no right to cumulate votes for election of directors. Upon liquidation of Rentech, the assets then legally available for distribution to holders of the common stock will be distributed ratably among those shareholders in proportion to their stock holdings. Holders of common stock are entitled to dividends when, as and if declared by the board of directors out of funds legally available for dividends.

                                LEGAL OPINION

       Brega & Winters, P.C., 1700 Lincoln Street, Suite 2222, Denver, Colorado 80203 has rendered an opinion as to the legality of the common stock subject to this prospectus. A lawyer associated with Brega & Winters P.C. beneficially owns 283,052 shares of the Company's common stock.

                                    EXPERTS

       The financial statements incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                                  RENTECH, INC.
                                6,980,560 Shares
                                   Common Stock

                           P  R  O  S  P  E  C  T  U  S

                              _______________, 2000


  Prospective investors may rely only on the information contained in this prospectus. Neither Rentech, Inc. nor any underwriter has authorized anyone to provide any other information. This prospectus isn't an offer to sell to---nor does it seek an offer to buy---these securities from any person in any jurisdiction in which it is illegal to make an offer or solicitation. The information here is correct only on the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

  No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus. Persons who come into possession of this prospectus in jurisdictions outside the United States must inform themselves about and observe any restrictions on this offering and on the distribution of this prospectus in that jurisdiction.

  All dealers effecting transactions in the shares offered by this prospectus---whether or not participating in the offering---may be required to deliver a copy of this prospectus. Dealers may also be required to deliver a copy of this prospectus when acting as underwriters and for their unsold allotments or subscriptions, if any.



                                       [2 columns]

                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

     Item 14.  Other Expenses of Issuance and Distribution.

     Registration Fee - Securities and Exchange Commission             $4,983.93
     Legal Fees and Disbursements*                                      6,600.00
     Accounting Fees and Disbursements*                                 3,200.00
     Legal Fees and Expenses in Connection with Blue Sky Filings*       4,000.00
     Miscellaneous*                                                       400.00
                                                                      ----------
          Total                                                       $19,183.93
                                                                      ==========
     --------------

     * Estimated.

  Item 15.  Indemnification of Directors and Officers.

        The only charter provision, bylaw, contract, arrangement or statute under which any director, officer or controlling person of Registrant is insured and indemnified in any manner as such is as follows:

        (a) Registrant has the power under the Colorado Business Corporation Act to indemnify any person who was or is a party or is threatened to be made a party to any action, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee, fiduciary, or agent of Registrant or was serving at its request in a similar capacity for another entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection therewith if he acted in good faith and in a manner he reasonably believed to be in the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In case of an action brought by or in the right of Registrant such persons are similarly entitled to indemnification if they acted in good faith and in a manner reasonably believed to be in the best interests of Registrant but no indemnification shall be made if such person was adjudged to be liable for negligence or misconduct in the performance of his duty to Registrant unless and to the extent the court in which such action or suits was brought determines upon application that despite the adjudication of liability, in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification. Such indemnification is not deemed exclusive of any other rights to which those indemnified may be entitled under the Articles of Incorporation, Bylaws, agreement, vote of shareholders or disinterested directors, or otherwise.

       (b) The Articles of Incorporation and Bylaws of Registrant generally require indemnification of officers and directors to the fullest extent allowed by law.


  Item 16.  Exhibits.

  The following exhibits are filed as part of this Registration
  Statement or incorporated in it by reference:

Exhibit
Number         Document
-------        --------

EX-3.(i).1     Restated and Amended Articles of Incorporation, dated January 4, 1991
               (incorporated herein by reference from the exhibits to Amendment
               No. 2 to Registrant's Form S-18 Registration Statement No. 33-37150-D
               filed with the Securities and Exchange Commission on January 18, 1991).

EX-3.(i).2     Articles of Amendment dated April 5, 1991 to the Restated and Amended
               Articles of Incorporation (incorporated herein by reference from the exhibits to Registrant's Current Report on Form 8-K dated August 10, 1993 filed with the Securities and Exchange Commission).

EX-3.(i).3     Articles of Amendment dated January 26, 1998 to Articles of Incorporation
               -Preferences, Limitations and Relative Rights of Convertible Stock, Series
               1998-B of Rentech, Inc. (incorporated herein by reference from Exhibit
               No. 3.(I).2 to Registrant's Form 10-KSB filed with the SEC on January 13,
               1999).

EX-3.(i).4     Articles of Amendment dated December 4, 1998 to Articles of Incorporation
               -Designation, Preferences and Rights of Series 1998-C Participating
               Cumulative Preference Stock of Rentech, Inc. pertaining to its Shareholder
               Rights Plan (incorporated herein by reference from Exhibit No. 3.(I).4 to
               Registrant's Form 10-KSB filed with the Securities and Exchange Commission on January 13, 1999).

EX-3.(ii)      Bylaws dated January 19, 1999 (incorporated herein by reference from Exhibit
               No. EX-3.(ii) to Registrant's Form 10-KSB filed with the Securities and
               Exchange Commission on January 12, 2000).

EX-4.1         Shareholder Rights Plan dated November 10, 1998 (incorporated herein by reference from the exhibits to Current Report on Form 8-K filed with the
               Securities and Exchange Commission on November 19, 1998).


                                                              PAGE 33

EX-4.2         Form of Warrant issued to investors in the 1999 private placement of securities (incorporated herein  by reference from Exhibit No. 4.2 to
               Registrant's Form 10-KSB filed with the Securities and Exchange Commission on January 12, 2000).

EX-5           Opinion of Brega & Winters, P.C.

EX-23.1        Consent of Independent Certified Public Accountants.

EX-23.2        Consent of Brega & Winters P.C. (included in Exhibit 5).


  Item 17.  Undertakings.

  I.     (a)  The undersigned Registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                 (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration
            Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                 (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and shall be governed by the final adjudication of such issue.

                                SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 26th day of July, 2000.

                              RENTECH, INC.

                               (signature)
                         By:  ---------------------------------
                              Dennis L. Yakobson, President

       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

  Signature                  Title                        Date
  ---------                  -----                        ----

  (signature)
  ----------------------     President, Chief Executive   July 26, 2000
  Dennis L. Yakobson         Officer and Director

  (signature)
  ----------------------     Vice President, Chief        July 26, 2000
  Ronald C. Butz             Operating Officer,
  by Dennis L. Yakobson,     Secretary and Director
  attorney in fact

  (signature)
  ----------------------     Director                     July 26, 2000
  John P. Diesel
  by Dennis L. Yakobson,
  attorney in fact

  (signature)
  ----------------------     Vice President - Finance,    July 26, 2000
  James P. Samuels           Chief Financial Officer
  by Dennis L. Yakobson,
  attorney in fact

  (signature)
  ----------------------     Director                     July 26, 2000
  Douglas L. Sheeran
  by Dennis L. Yakobson,
  attorney in fact

  (signature)
  ----------------------     Director                     July 26, 2000
  Erich W. Tiepel
  by Dennis L. Yakobson,
  attorney in fact

                                                      PAGE 36
                           EXHIBIT INDEX

Exhibit
Number         Document

EX-3.(i).1     Restated and Amended Articles of Incorporation, dated
               January 4, 1991 (incorporated herein by reference from the exhibits to
               Amendment No. 2 to Registrant's Form S-18 Registration Statement
               No. 33-37150-D filed with the Securities and Exchange Commission on
               January 18, 1991).

EX-3.(i).2     Articles of Amendment dated April 5, 1991 to the Restated and Amended
               Articles of Incorporation (incorporated herein by reference from the exhibits to Registrant's Current Report on Form 8-K dated August 10,
               1993 filed with the Securities and Exchange Commission).

EX-3.(i).3     Articles of Amendment dated January 26, 1998 to Articles of
               Incorporation-Preferences, Limitations and Relative Rights of Convertible
               Stock, Series 1998-B of Rentech, Inc. (incorporated herein by reference from Exhibit No. 3.(I).2 to Registrant's Form 10-KSB filed with the SEC on January 13, 1999).

EX-3.(i).4     Articles of Amendment dated December 4, 1998 to Articles of Incorporation
               -Designation, Preferences and Rights of Series 1998-C Participating
               Cumulative Preference Stock of Rentech, Inc. pertaining to its Shareholder
               Rights Plan (incorporated herein by reference from Exhibit No. 3.(I).4 to
               Registrant's Form 10-KSB filed with the Securities and Exchange Commission on January 13, 1999).

EX-3.(ii)      Bylaws dated January 19, 1999 (incorporated herein by reference from
               Exhibit No. EX-3.(ii) to Registrant's Form 10-KSB filed with the Securities and Exchange Commission on January 12, 2000).

EX-4.1         Shareholder Rights Plan dated November 10, 1998 (incorporated herein by reference from the exhibits to Current Report on Form 8-K filed with the
               Securities and Exchange Commission on November 19, 1998).

EX-4.2         Form of Warrant issued to investors in the 1999 private placement of securities (incorporated herein by reference from Exhibit No. 4.2 to
               Registrant's Form 10-KSB filed with the Securities and Exchange
               Commission on January 12, 2000).

EX-5           Opinion of Brega & Winters, P.C.

EX-23.1        Consent of Independent Certified Public Accountants.

EX-23.2        Consent of Brega & Winters P.C. (included in Exhibit 5).


